                                                                   EXHIBIT 12(A)

                    GENERAL ELECTRIC CAPITAL SERVICES, INC.
                          AND CONSOLIDATED AFFILIATES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                  YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------------
(Dollar amounts in millions)                            1994      1993      1992      1991      1990
                                                       ------    ------    ------    ------    ------
Earnings from continuing operations.................   $2,085    $1,567    $1,331    $1,215    $1,125
Provision for income taxes..........................      864       642       404       317       319
Minority interest...................................      139       134        40        33        46
Cumulative effect to January 1, 1991, of accounting
  change for postretirement benefits other than
  pensions..........................................       --        --        --         6        --
                                                       ------    ------    ------    ------    ------
Earnings before income taxes, minority interest and
  accounting change.................................    3,088     2,343     1,775     1,571     1,490
                                                       ------    ------    ------    ------    ------
Fixed charges:
  Interest..........................................    4,598     3,585     3,780     4,413     4,497
  One-third of rentals..............................      156       138        92        36        33
                                                       ------    ------    ------    ------    ------
Total fixed charges.................................    4,754     3,723     3,872     4,449     4,530
                                                       ------    ------    ------    ------    ------
Less interest capitalized, net of amortization......        9         4         6         7        19
                                                       ------    ------    ------    ------    ------
Earnings before income taxes, minority interest and
  accounting change, plus fixed charges.............   $7,833    $6,062    $5,641    $6,013    $6,001
                                                       ======    ======    ======    ======    ======
Ratio of earnings to fixed charges..................     1.65      1.63      1.46      1.35      1.32
                                                       ======    ======    ======    ======    ======